Exhibit 99.2

WILSON GREATBATCH TECHNOLOGIES, INC. ANNOUNCES PRICING OF
$135 MILLION CONVERTIBLE SUBORDINATED DEBENTURES

Clarence, NY - May 21, 2003 - Wilson Greatbatch Technologies, Inc. (NYSE:GB) announced today that it has entered into an agreement, subject to standard closing conditions, for the sale of $135 million of 2.25% convertible subordinated debentures due 2013. The company has granted the initial purchasers a 13-day option to purchase up to an additional $35 million of debentures. The net proceeds of the offering will be used to permanently repay outstanding term indebtedness under the company's senior credit facility and for general corporate purposes. In connection with the debt repayment, the company will record a one-time charge of approximately $1.0 million, or $0.05 per diluted share, from the write-off of deferred financing fees.

The debentures will be unsecured subordinated obligations of the company, convertible under certain circumstances, into shares of the company's common stock at an initial conversion rate of 24.8219 shares per $1,000 principal amount of debentures. This represents a conversion price of approximately $40.29 per common share.

The debentures will bear interest at 2.25% per annum payable semiannually. The company will also pay contingent interest on the debentures during any six month interest period beginning June 15, 2010, in which the trading price of the debentures for a specified period of time equals or exceeds 120% of their principal amount.

Beginning June 20, 2010, the company may redeem any of the debentures at par plus accrued and unpaid interest. The holders of the debentures may require the company to redeem the notes on June 15, 2010, or on the occurrence of certain fundamental changes affecting the company, at par plus accrued and unpaid interest.

The debentures and the shares of common stock issuable on conversion of the debentures have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Wilson Greatbatch Technologies, Inc., with operations in New York, Maryland, Massachusetts, Minnesota and Nevada, is a leading developer and manufacturer of power sources and other components used in implantable medical devices and other technically demanding applications.

Contact Information

Lawrence P. Reinhold                                Anthony W. Borowicz
Executive Vice President and                        Treasurer and
Chief Financial Officer                             Director, Investor Relations
(716) 759-5602                                      (716) 759-5809
lreinhold@greatbatch.com                            tborowicz@greatbatch.com